Exhibit 10.19

Non-Qualified Stock Option Agreement for

Outside Directors under

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

THIS AGREEMENT, entered into as of the Grant Date (as defined in paragraph 1), by and between the Director and Assured Guaranty Ltd. (the “Company”):

WITNESSETH THAT:

WHEREAS, the Company maintains the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended and restated as of May 7, 2009, and as further amended thereafter from time to time (the “Plan”), and the Director has been selected by the committee administering the Plan (the “Committee”) to receive a Non-Qualified Stock Option Award under the Plan; and

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Director, as follows:

1.  Terms of Award.   The following words and phrases used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)                                  The “Director” is                             .

(b)                                 The “Grant Date” is                                                       .

(c)                                  The number of “Covered Shares” shall be                    shares of Stock.

(d)                                 The “Exercise Price” is $                           per share.

Other words and phrases used in this Agreement are defined pursuant to the Plan or elsewhere in this Agreement.

2.  Non-Qualified Stock Option.  This Agreement specifies the terms of the option (the “Option”) granted to the Director to purchase the number of Covered Shares of Stock at the Exercise Price per share as set forth in paragraph 1.  The Option is granted for the Plan Year (as defined below) beginning with the Annual General Meeting occurring in 2009.  The Option is not intended to constitute an “incentive stock option” as that term is used in Code section 422.

3.  Date of Exercise.  Subject to the limitations of this Agreement, the Option shall be exercisable with respect to all Covered Shares on the last day of the Plan Year for which it is granted, provided that the Director is a director of the Company or an employee of the Company or a Subsidiary on that date.  The Option shall become exercisable with respect to all Covered Shares prior to the date specified above to the extent set forth below:

(a)                                  The Option shall be exercisable with respect to all Covered Shares on the date the Director ceases to be a director of the Company (and is not otherwise employed by the Company or its Subsidiaries), if the Director ceases to be a director by reason of his Retirement, Disability or death.

(b)                                 The Option shall be exercisable with respect to all Covered Shares upon a Change in Control (as defined in the Plan), provided that such Change in Control occurs on or before the date the Director ceases to be a director of the Company and an employee of the Company or a Subsidiary.

The application of this paragraph 3 and paragraph 4 shall be subject to the following:

(A)                              The Director shall be considered to have ceased to be a director of the Company by reason of “Retirement” if the Director has satisfied both of the following requirements (i) the Director has served as a director of the Company for five full Plan Years (or partial years as may be permitted by the Nominating and Governance Committee of the Board of Directors); and (ii) the Director ceases to be a member of the Board on the last day of his Term.  The last day of the Director’s Term is the date on which the Director’s tenure as a member of the Board is scheduled to cease under the Company’s bye-laws in the absence of reelection.

(B)                                The Director shall be considered to have a “Disability” if the Nominating and Governance Committee of the Board of Directors determines that he is unable to serve as a director of the Company as a result of a medically determinable physical or mental impairment.

(C)                                For purposes of this Agreement, the term “Plan Year” means the period beginning on the date of an Annual General Meeting and ending on the date immediately preceding the next Annual General Meeting.

(D)                               The Option may be exercised on or after the date the Director ceases to be a director of the Company and an employee of the Company or a Subsidiary only as to that portion of the Covered Shares for which it was exercisable immediately prior to (or became exercisable on) the date the Director ceases to be a director of the Company and an employee of the Company or a Subsidiary.

4.  Expiration.  The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date.  The “Expiration Date” shall be the earliest to occur of:

(a)                                  the ten-year anniversary of the Grant Date;

(b)                                 if the Director ceases to be a director of the Company and an employee of the Company or a Subsidiary by reason of Retirement, Disability, or death, the two-year anniversary of such cessation date; or

(c)                                  if the Director ceases to be a director of the Company and an employee of the Company or a Subsidiary for any reason other than those listed in paragraph (b) above, the 30 day anniversary of the date the Director ceases to be a director of the Company and an employee of the Company or a Subsidiary.

5.  Method of Option Exercise.  Subject to this Agreement and the Plan, the Option may be exercised in whole or in part by filing a written notice with the Secretary of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date.  Such notice shall specify the number of shares of Stock which the Director elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Director’s election.  Payment shall be by cash or by check payable to the Company.  Except as otherwise provided by the Committee before the Option is exercised: (i) all or a portion of the Exercise Price may be paid by the Director by delivery of shares of Stock owned by the Director and acceptable to the Committee having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; and (ii) the Director may pay the Exercise Price by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price.  The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or Federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded.  If the Company makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules and regulations.  In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.

6.  Transferability.  Except as otherwise provided by the Committee, the Option is not transferable other than as designated by the Director by will or by the laws of descent and distribution, and during the Director’s life, may be exercised only by the Director.

7.  Heirs and Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  If any rights exercisable by the Director or benefits deliverable to the Director under this Agreement have not been exercised or delivered, respectively, at the time of the Director’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan.  The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Director in a writing filed with the Committee in such form and at such time as the Committee shall require.  If a deceased Director fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Director, any rights that would have been exercisable by the Director and any benefits distributable to the Director shall be exercised by or distributed to the legal representative of the estate of the Director.  If a deceased Director designates a beneficiary and the Designated Beneficiary survives the Director but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

8.  Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan.  Any interpretation of this

Agreement by the Committee and any decision made by it with respect to this Agreement is final and binding on all persons.

9.  Plan Governs.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Director from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

10.  Notices.  Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail.  Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt.  Notices shall be directed, if to the Director, at the Director’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.

11.  Fractional Shares.  In lieu of issuing a fraction of a share upon any exercise of the Option, resulting from an adjustment of the Option pursuant to the Plan or otherwise, the Company will be entitled to pay to the Director an amount equal to the fair market value of such fractional share.

12.  No Rights As Shareholder.  The Director shall not have any rights of a shareholder with respect to the shares subject to the Option, until a stock certificate has been duly issued following exercise of the Option as provided herein.

13.  Amendment.  This Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Director and the Company without the consent of any other person.

14.  Plan Definitions.  Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

IN WITNESS WHEREOF, the Director has executed the Agreement, and the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

Assured Guaranty Ltd.

By:	James Michener
Its:	General Counsel

Director: